EXHIBIT 10.3
2016 OMNIBUS AMENDMENT TO
AWARDS GRANTED UNDER THE
BERRY PLASTICS GROUP, INC. 2012 LONG-TERM INCENTIVE PLAN
This Omnibus Amendment (this "Amendment") to the Award Agreements (as defined in the Berry Plastics Group, Inc. (the "Company") 2012 Long-Term Incentive Plan (the "Plan")) with an effective date prior to the date hereof is adopted effective as of __________, 2016.  All capitalized terms used without definition herein shall have the meanings ascribed to such terms in the Plan.
 WHEREAS, the Company has granted Awards to certain employees of the Company and its Subsidiaries;
WHEREAS, each such Award is evidenced by an Award Agreement entered into by and between the Company and the Participant to whom such Award was granted;
WHEREAS, pursuant to resolutions dated as of July 24, 2013, the Committee authorized certain amendments to the terms and conditions of Awards granted prior to that date (to the extent they were not previously exercised, paid, cancelled, forfeited, terminated, or expired) which were effected by an Omnibus Amendment effective August 1, 2013 (the "First Award Amendments");
WHEREAS, at a Committee meeting held on July 28, 2015, the Committee authorized the Company to amend the terms and conditions of Awards (to the extent they were not previously exercised, paid, cancelled, forfeited, terminated, or expired) to provide full vesting and continued exercisability of outstanding awards upon certain terminations of employment following a "Change in Control" as defined in the Plan (the "Award Amendments");
WHEREAS, the Committee desires to amend all Award Agreements evidencing Awards that are outstanding as of the date hereof under the Plan (whether or not they were amended by the First Award Amendments) (the "Outstanding Award Agreements") to reflect the Award Amendments; and
WHEREAS, pursuant to Section 11(c) of the Plan, the Committee has the authority to amend Award Agreements in the following respects.
NOW, THEREFORE, pursuant to Section 11(c) of the Plan, each Outstanding Award Agreement governing an "Option" (as defined in the Plan) is amended as and to the extent described below:
1. Effect of a Change in Control.  By deleting the existing Section 7 of each Outstanding Award Agreement and substituting therefor the following:

7. Effect of Change in Control.
(a) If the employment of the Optionee is terminated by the Company (or its applicable Subsidiary) for any reason other than for Cause or Disability, or if the Optionee has and exercises the right to resign for "good reason" under an employment agreement between the Company or an Affiliate and the Optionee, within two (2) years following a Change in Control, the Option shall become 100% vested and exercisable with respect to all Shares subject to the Option.  To the extent the Option is vested and exercisable upon a termination described in this Section 7(a), the Option shall remain exercisable through expiration of the period set forth in Section 3, after which time the Option shall automatically terminate in full.
(b) If the employment of the Optionee is terminated by the Company (or its applicable Subsidiary) for any reason other than for Cause or Disability at any time after two (2) years following a Change in Control, the Option shall become vested and exercisable with respect to an additional 40% of the total Shares subject to the Option (e.g., if, immediately prior to such termination, 40% of the total Shares subject to the Option are vested, then following such termination, 80% of the total Shares subject to the Option will have vested, it being understood, for the avoidance of doubt, that the maximum aggregate number of Shares eligible to vest shall be the number of Shares set forth in Section 1.1 of this Agreement).  To the extent the Option is vested and exercisable upon a termination described in this Section 7, the Option shall remain exercisable through the 90th day following such termination of employment (or, if earlier, the expiration of the period set forth in Section 3), after which time the Option shall automatically terminate in full.
2. Miscellaneous.  The provisions of this Amendment shall apply to each Outstanding Award Agreement only to the extent that the underlying Award has not previously been exercised, paid, cancelled, forfeited, terminated, or expired. Except as expressly amended hereby, the terms and conditions of each Outstanding Award Agreement shall remain in full force and effect.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof.